Exhibit 99.1

News Release

Media Contact:

Lesley Weisenbacher

Vice President, Marketing

312.540.6623 | lesley.weisenbacher@merge.com

MERGE HEALTHCARE ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR 11.75% SENIOR SECURED NOTES DUE 2015

Chicago, IL (April 2, 2013) Merge Healthcare Incorporated (NASDAQ: MRGE), a leading provider of clinical systems and innovations that seek to transform healthcare, today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its $252,000,000 outstanding aggregate principal amount of 11.75% Senior Secured Notes due 2015 (CUSIP Nos. 589499AB8 and 589499AA0) (the “Notes”). The purpose of the Tender Offer is to improve Merge’s financial position by refinancing its indebtedness outstanding under the Notes at a lower interest rate.

In connection with the Tender Offer, Merge is soliciting consents (the “Consent Solicitation”) to effect certain proposed amendments to the Notes and the indenture governing the Notes (the “Indenture”) that would eliminate substantially all of the restrictive covenants and certain events of default contained therein, would release all of the collateral securing the Notes, would shorten the minimum redemption notice period required for Merge to redeem Notes from thirty days to three business days prior to the redemption date, and would modify certain other related provisions contained in the Indenture. The Tender Offer and Consent Solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated April 2, 2013 (the “Offer to Purchase”), which more fully sets forth the terms and conditions of the Tender Offer and Consent Solicitation.

The Offer to Purchase will expire at 12:00 midnight, New York City time, on April 29, 2013, unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Time”). Notes tendered may only be withdrawn, and related consents revoked, prior to 5:00 p.m., New York City Time, on April 15, 2013, unless extended, except in certain limited circumstances where additional withdrawal rights are required by law.

As described in the Offer to Purchase, the “Total Consideration” for each $1,000 principal amount of Notes validly tendered and related consents delivered at or prior to 5:00 p.m., New York City Time, on April 15, 2013 (such date and time, as the same may be extended, the “Consent Expiration Time”) and accepted for purchase will be $1,066.96 per $1,000 principal amount of such Notes, which includes a consent payment of $30.00 per $1,000 principal amount of such Notes (the “Consent Payment”).

Holders who validly tender, and do not withdraw, their Notes and validly deliver their consents at or prior to the Consent Expiration Time, and whose Notes are accepted for purchase, will be eligible to receive the Total Consideration. Holders who validly tender, and do not withdraw, their Notes after the Consent Expiration Time but at or before the Expiration Time, and whose Notes are accepted for purchase, will be eligible to receive the “Tender Offer Consideration,” which is the Total Consideration less the Consent Payment. In each case, holders whose Notes are accepted for purchase will receive accrued and unpaid interest from the last interest payment date to, but not including, the Early Settlement Date (as defined in the Offer to Purchase) or the Final Settlement Date (as defined in the Offer to Purchase), as applicable. Holders who tender their Notes will be obligated to consent to the proposed amendments, and holders may not validly revoke a consent without validly withdrawing the previously tendered Notes to which such consent relates.

The Tender Offer and Consent Solicitation are conditioned upon, among other things, (a) the receipt of tendered Notes from the holders of at least two-thirds of the aggregate principal amount of the outstanding Notes (excluding any Notes owned by Merge or any of its affiliates), (b) receipt of funds from certain refinancing transactions, on terms and conditions acceptable to Merge, in an amount sufficient to enable Merge to purchase the tendered Notes, make the Consent Payments and pay related costs and expenses, and (c) certain other general conditions, each of which is described in more detail in the Offer to Purchase.

Jefferies LLC (“Jefferies”) is acting as the dealer manager for the Tender Offer and solicitation agent for the Consent Solicitation and i-Deal LLC (“i-Deal”) is acting as the information agent and tender agent for the Tender Offer and Consent Solicitation. Requests for documents may be directed to i-Deal at (888) 593-9546 (toll-free) or (212) 849-3880. Questions regarding the Tender Offer and Consent Solicitation may be directed to Jefferies at (888) 708-5831 (toll-free) or (203) 708-5831 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to the Notes or any new securities. The Tender Offer and Consent Solicitation are made solely by means of the Offer to Purchase. The Tender Offer and Consent Solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Merge, the dealer manager and solicitation agent, the information agent, the tender agent, the trustee and collateral agent under the Indenture or any of their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Tender Offer or deliver their consent to the proposed amendments.

About Merge

Merge is a leading provider of clinical systems and innovations that seek to transform healthcare. Merge’s enterprise and cloud-based solutions for image intensive specialties provide access to any image, anywhere, any time. Merge also provides health stations, clinical trials software and other health data and analytics solutions that engage consumers in their personal health. With solutions that are used by providers and consumers and include more than 20 years of innovation, Merge is helping to reduce costs and improve the quality of healthcare worldwide. For more information, visit merge.com.

Cautionary Notice Regarding Forward-Looking Statements

The matters discussed in this news release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

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